Exhibit 99.1

Contacts

Investor Relations: (269) 923-2641

investor_relations@whirlpool.com

Media: (269) 923-7405

media@whirlpool.com

Whirlpool Completes Purchase of Majority Interest in Indesit

BENTON HARBOR, Mich. – Oct. 14, 2014 – Whirlpool Corporation (NYSE: WHR) announced today that its wholly owned subsidiary, Whirlpool Italia Holdings S.r.l., acquired a 56 percent stake in Indesit Company S.p.A. (BIT: IND), representing 61.9 percent of the voting stock of Indesit. Whirlpool acquired the shares under two share purchase agreements entered into on July 10 with Fineldo S.p.A. and members of the Merloni family. The acquisitions bring Whirlpool’s stake in Indesit to 60.4 percent, representing 66.8 percent of the voting stock.

Indesit Ukraine LLC, with operations representing approximately three percent of Indesit’s 2013 revenues, will be held separately pending antitrust clearance by the Ukrainian antitrust authority, which is expected to be obtained by the end of the year.

“The appliance market in Europe is competitive and increasingly global. This transaction will build our market position and enable sustainable growth in the region,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “And with Indesit, we have found a great fit, as both companies are complementary and focused on delivering quality and innovation to consumers.”

“We believe consumers will benefit from our combined technology leadership, investments in innovation and a broad offering of products for their homes,” said Marc Bitzer, president of North America and Europe, Middle East and Africa (EMEA) for Whirlpool Corporation. “This also is an exciting opportunity for our trade customers, given the complementary market positions, product offerings and distribution channels of Whirlpool and Indesit throughout Europe.”

Whirlpool Italia Holdings S.r.l. will now commence the steps to launch a mandatory tender offer for the remainder of Indesit’s outstanding shares, with the intention to delist the company. The tender offer purchase price per share is equal to €11.00/USD$13.89, based on exchange rates as of September 30, 2014. This price is equal to the share purchase price agreed to by the parties under the share purchase agreements and which was paid without adjustment. Additional information will be provided in the tender offer statement to be issued by Whirlpool Italia Holdings S.r.l. in compliance with Italian law.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading global manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2013, 69,000 employees and 59 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relating to the Company’s expectations following the acquisition of the Indesit shares constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements reflect management’s current expectations regarding future events and speak only as of the date of this press release. Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance and will not necessarily be accurate indications of whether or not, or the times at or by which, events will occur. Actual performance may differ materially from that expressed or implied in such statements. These statements rely on assumptions which may or may not be realized. Reference should be made to the factors discussed under “Risk Factors” set forth in Whirlpool’s periodic reports filed with the U.S. Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful.

NOTICE TO U.S. SHAREHOLDERS OF INDESIT COMPANY

The mandatory tender offer described in this announcement will be made for the shares of Indesit, an Italian company and is subject to Italian disclosure and procedural requirements, which are different from those of the United States. This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Indesit. At the time the mandatory tender offer is commenced, Whirlpool Italia Holdings S.r.l. will disseminate the tender offer document as required by applicable law and shareholders of Indesit should review such tender offer document carefully.

To the extent permissible under applicable law or regulation, in accordance with normal Italian practice and pursuant to Rule 14e-5(b) of the U.S. Securities Exchange Act of 1934, as amended, Whirlpool Italia Holdings S.r.l., Indesit and their affiliates or brokers (acting as agents for Whirlpool Italia Holdings S.r.l., Indesit or any of their respective affiliates, as applicable) have in the past purchased and may from time to time after the date of this announcement, and other than pursuant to the mandatory tender offer, directly or indirectly purchase, or arrange to purchase, shares of Indesit or any securities that are convertible into, exchangeable for or exercisable for shares of Indesit. No such purchases have been made other than the purchase of 5,027,731 shares of Indesit by Whirlpool Corporation on 17 July 2014 and the purchase of 63,896,340 shares of Indesit by Whirlpool Italia Holdings S.r.l. on 14 October 2014, each pursuant to agreements entered into and disclosed by press release on 10 July 2014. Any such purchases will not be made at prices higher than the offer purchase price unless the offer purchase price is increased accordingly.

To the extent information about such purchases or arrangements to purchase is made public in Italy, such information will be disclosed as required in Italy by means of a press release, pursuant to Art. 41, paragraph 2, letter c) of CONSOB resolution No. 11971 of 14 May 1999, as amended, or other means reasonably calculated to inform U.S. shareholders of Indesit. In addition, the financial advisors to Whirlpool Italia Holdings S.r.l. and Indesit may also engage in ordinary course trading activities in securities of Indesit, which may include purchases or arrangements to purchase such securities.

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